Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of Office Properties Income Trust

Report on the Historical Summary

We have audited the accompanying statement of revenue and certain expenses (the historical summary) of 1K Fulton (the Property) for the year ended December 31, 2020, and the related notes to the historical summary.

Management’s Responsibility for the Historical Summary

Management is responsible for the preparation and fair presentation of the historical summary in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of a historical summary that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the historical summary based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the historical summary. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the historical summary, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the historical summary in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the historical summary.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the historical summary referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 1 to the historical summary of 1K Fulton for the year ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation

As described in Note 1 to the historical summary, the accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A of Registrant) and is not intended to be a complete presentation of the Property’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Baker Newman & Noyes LLC
Boston, Massachusetts
August 30, 2021

1K Fulton
Statements of Revenues and Certain Expenses
(dollars in thousands)

	Three Months Ended March 31, 2021 (unaudited)	Year Ended December 31, 2020
Rental income	$6,657	$25,501

Certain Expenses:
Real estate taxes	1,600	6,391
Utility expenses	98	379
Other operating expenses	941	4,313
Total certain expenses	2,639	11,083

Revenues in excess of certain expenses	$4,018	$14,418

The accompanying notes are an integral part of the Statements of Revenues and Certain Expenses.

1K Fulton
Notes to Statements of Revenues and Certain Expenses
(dollars in thousands)

Note 1. Organization and Summary of Significant Accounting Policies

On June 24, 2021, a subsidiary of Office Properties Income Trust, or OPI, acquired an office property located at 1000 West Fulton Market Street in Chicago, IL, with approximately 531,000 rentable square feet, or 1K Fulton, for $355,000, excluding purchase price adjustments and acquisition related costs, from SVF Fulton Chicago, LLC, an unrelated third party.

The accompanying Statements of Revenues and Certain Expenses of 1K Fulton have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the statements are not representative of the actual operations for the periods presented as they exclude certain historical expenses, such as depreciation and amortization, management fees, interest expense, amortization of above and below market leases and other costs not directly related to the future operations of 1K Fulton.

Revenue Recognition. The leases with tenants at 1K Fulton are classified as operating leases. Rental income is recognized on a straight-line basis over the terms of the leases when it is determined that the collectability of substantially all of the lease payments is probable. Straight-line rent adjustments included in the Statements of Revenues and Certain Expenses were ($937) for the year ended December 31, 2020 and ($164) for the three months ended March 31, 2021 (unaudited). Rental income also includes certain tenant reimbursements determined in accordance with the terms of the leases in the period when such costs are incurred. Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period in which the applicable expenses are incurred.

Expense Recognition. Certain expenses represent the direct expenses of operating 1K Fulton and include real estate taxes, repairs and maintenance, insurance and other property operating expenses that are expected to continue in the ongoing operations of 1K Fulton. Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates. The preparation of these financial statements is in conformity with U.S. generally accepted accounting principles and requires OPI's management to make estimates and assumptions that may affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Note 2. Leases

The tenant leases at 1K Fulton have remaining terms ranging between two years and 18 years (expiring between 2023 and 2039) and provide for real estate tax and other operating expense reimbursements. These leases were assumed by OPI when 1K Fulton was acquired. Future contractual lease payments, excluding tenant reimbursements, through 2039 as of December 31, 2020 are as follows:

Year	Amount
2021	$15,259
2022	15,629
2023	15,699
2024	15,926
2025	16,309
Thereafter	54,655
$133,477
Note 3. Concentration of Credit Risk

Two tenants accounted for approximately 83.0% of 1K Fulton's rental revenues for the year ended December 31, 2020 and approximately 82.4% of 1K Fulton's rental revenues for the three months ended March 31, 2021 (unaudited).

1K Fulton
Notes to Statements of Revenues and Certain Expenses (Continued)
(dollars in thousands)

Note 4. Subsequent Events
OPI's management has evaluated subsequent events through August 30, 2021, the date the Statements of Revenues and Certain Expenses were available to be issued. There were no subsequent events that have occurred that would require disclosure in the Statements of Revenues and Certain Expenses or in the notes thereto.
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